Exhibit 5.1

HUNTON & WILLIAMS LLP 1445 ROSS AVENUE SUITE 3700 DALLAS, TX 75202 TEL (214) 979-3000 FAX (214) 880-0011

April 10, 2015

General Motors Financial Company, Inc.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-3 (Registration No. 333-199181)

Ladies and Gentlemen:

We have acted as special counsel to General Motors Financial Company, Inc., a Texas corporation (the “Company”), and AmeriCredit Financial Services, Inc., a Delaware corporation (the “Guarantor”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3ASR (Registration No. 333-199181) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein and the prospectus supplement, dated April 7, 2015, filed with the Commission on April 9, 2015 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $300,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2018, $850,000,000 aggregate principal amount of the Company’s 2.400% Senior Notes due 2018, and $1,250,000,000 aggregate principal amount of the Company’s 3.450% Senior Notes due 2022 (collectively, the “Notes”), which were offered and sold pursuant to an underwriting agreement, dated April 7, 2015, by and among the Company, the Guarantor and Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and TD Securities (USA) LLC, as representatives of the several underwriters named therein. The obligations of the Company under the Notes are guaranteed by the Guarantor (the “Guarantees”).

The Notes were issued pursuant to the Indenture, dated as of January 12, 2015 (the “Base Indenture”), by and among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of January 12, 2015 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of January 12, 2015 (the “Second Supplemental Indenture”) and a Third Supplemental Indenture dated as of January 12, 2015 (the “Third Supplemental Indenture”), and as further supplemented by a Fourth Supplemental Indenture dated as of April 10, 2015 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture dated as of April 10, 2015 (the “Fifth Supplemental Indenture”) and a Sixth Supplemental Indenture dated as of April 10, 2015 (the “Sixth Supplemental Indenture,” and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”), by and among the Company, the Guarantor and the Trustee.

April 10, 2015

In arriving at the opinion expressed below, we have examined originals or reproductions or certified copies of such records of the Company and the Guarantor, certificates of officers of the Company and the Guarantor and of public officials and such other documents as we have deemed relevant and necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Base Indenture;

(iv)	the Fourth Supplemental Indenture;

(v)	the Fifth Supplemental Indenture;

(vi)	the Sixth Supplemental Indenture;

(vii)	the Notes and the Guarantees;

(viii)	the certificate of formation of the Company and the certificate of incorporation of the Guarantor, each certified by the Secretaries of State of their respective jurisdictions of incorporation;

(ix)	the bylaws of each of the Company and the Guarantor; and

(x)	certificates, dated as of the date hereof, containing representations to this firm as to certain factual matters and executed by certain senior officers of the Company and the Guarantor.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, and (iv) the genuineness of signatures not witnessed by us. With your consent, we have also assumed that (a) the Base Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, other than by the Company and the Guarantor, (b) the Documents constitute legally valid and binding obligations of the parties thereto, other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) the status of the Documents as legally valid and binding obligations of the parties is not

April 10, 2015

affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, any governmental authorities.

We are opining herein as to the internal laws of the States of New York and Texas and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the affect thereon, of the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.	The Notes are legal, valid and binding obligations of the Company.

2.	The Guarantees are legal, valid and binding obligations of the Guarantor.

The opinions set forth above are subject to the qualification that the validity and enforcement of the Company’s obligations under the Base Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Notes and the Guarantor’s obligations under the Guarantees may be subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing. We express no opinion regarding any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law or any provision that permits holders to collect any portion of the stated principal amount upon the acceleration of the Notes to the extent determined to constitute unearned interest.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP

10989/10961/08091/10985/11594